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NEWS                                                     FOR FURTHER INFORMATION
FOREST OIL CORPORATION                                CONTACT: DONALD H. STEVENS
1600 BROADWAY, SUITE 2200                           VICE PRESIDENT AND TREASURER
DENVER, COLORADO 80202                                            (303) 812-1500

FOR IMMEDIATE RELEASE

             FOREST OIL ANNOUNCES 2001 DRILLBIT RESERVE REPLACEMENT
                  OF OVER 250% OF PRODUCTION AT $1.27 PER MCFE

DENVER, COLORADO - FEBRUARY 5, 2002 - Forest Oil Corporation (Forest) (NYSE:FST) announced 2001 year-end estimated proved oil and gas reserves of 828 BCF of natural gas and 119.5 million barrels of liquids for a total of 1,545 BCFE. Discoveries and extensions in 2001 were 445 BCFE representing more than 250% of production for the year. Estimated proved oil and gas reserves at December 31, 2000 were 844 BCF of natural gas and 89.2 million barrels of liquids, or 1,379 BCFE. The 2001 reserves are 12% greater than the previous year despite property sales in 2001 of approximately 100 BCFE, or 7% of the 2000 reserve base. All of the Company's proved oil and gas reserves are located in North America. During 2001, the Company spent approximately $565 million on capital expenditures and received property sales proceeds of approximately $153 million, for net capital expenditures of $412 million.

Robert S. Boswell, Forest's Chairman and CEO, stated "Forest achieved excellent exploration success in 2001. Our most significant discovery was in Alaska at Redoubt Shoal which added an estimated 40 million barrels of oil to our proven reserves. This field may yield further additions to oil reserves from additional delineation drilling in 2002. We believe Forest's North American drillbit reserve additions of over 250% of production at a finding and development cost of approximately $1.27 per MCFE will be extremely competitive in the industry this year. In addition to the drillbit success, Forest began to reposition its portfolio to emphasize longer-lived basins. As a result, the Gulf of Mexico reserve base was reduced from over 35% of the reserve base in 2000 to just over 25% in 2001. Further, Forest's reserve life index has increased to nine years."


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All-in finding costs for the 1 and 3 years ending 2001 are summarized below:

                                                     1-Year                              3-Year
                                        ----------------------------------   ----------------------------------
                                         Volume       Cost                    Volume       Cost
                                         (BCFE)       ($MM)      Per Unit     (BCFE)       ($MM)      Per Unit
                                        --------   --------      --------    --------   --------      --------
DISCOVERIES/EXTENSIONS                     445        $565        $1.27         670      $1,050        $1.57
REVISIONS                                   (9)        ---          ---         (45)        ---          ---
                                         -----       -----        -----       -----       -----        -----
     DRILLBIT ADDITIONS, NET               436         565         1.30         625       1,050         1.68

ACQUISITIONS                               ---         ---          ---         734         535          .73
                                         -----       -----        -----       -----       -----        -----
         ALL SOURCES                       436         565         1.30       1,359       1,585         1.17

DISPOSITIONS                                99         153         1.54         146         179         1.22
                                         -----       -----        -----       -----       -----        -----
         NET ADDITIONS                     337        $412        $1.22       1,213      $1,406        $1.16
                                         =====       =====        =====       =====       =====        =====


For the year-ended 2001, the Company replaced over 250% of its production through the drillbit and, from all sources, replaced over 250% of its production at an average cost of $1.30 per MCFE. For the three years ended 2001, Forest replaced approximately 142% of its production through the drillbit and, from all sources, replaced approximately 307% of its production at an average cost of $1.17 per MCFE.

This news release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that the Company plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's examination of historical operating trends and its current belief as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest's 2000 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

                                    * * * * *


Forest Oil Corporation is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America and selected


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international locations. Forest's principal reserves and producing properties are located in the United States in the Gulf of Mexico, Louisiana, Texas and Alaska, and in Canada in Alberta and the Northwest Territories. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest please visit our website at www.ForestOil.com.

                                       ###

February 5, 2002